Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH, P.C. 660 NEWPORT CENTER DRIVE, SUITE 1600 NEWPORT BEACH, CA 92660-6422 SYCR.COM	CALIFORNIA NEWPORT BEACH SACRAMENTO SAN DIEGO SAN FRANCISCO SANTA BARBARA SANTA MONICA COLORADO DENVER NEVADA RENO

July 1, 2015

The Board of Directors

First Foundation Inc.

18101 Von Karman Avenue, Suite 700

Irvine, CA 92651

Re:	S-3 Registration Statement

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing by First Foundation Inc., a California corporation (the “Company”), of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering, under the Securities Act of 1933, as amended (the “Securities Act”), up to an aggregate amount of $150,000,000 of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which may be sold and issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company and of public officials. Other than such examination and our examination of the documents, as indicated above, we have made no other examination in connection with this opinion.

Based on the foregoing, we are of the opinion that, when (i) the Registration Statement has become effective under the Securities Act; (ii) if necessary, an appropriate prospectus supplement with respect to the Shares has been prepared, filed and delivered in compliance with the Securities Act and the applicable rules promulgated thereunder; (iii) the sale and issuance of the Shares, on the terms set forth in the prospectus or any such prospectus supplement, have been duly authorized and approved by the Company’s Board of Directors; (iv) the Shares have been issued and sold as contemplated by the Registration Statement and any applicable prospectus supplement; and (v) the Company has received the consideration for the Shares as approved by the Company’s Board of Directors, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. This opinion is limited solely to the corporate law of the State of California. Our opinion is expressed as of the date hereof and is based on laws currently in effect. Accordingly, the conclusions set forth in this opinion are subject to change in the event that any laws should change or be enacted in the future. We are under no obligation to update this opinion or to otherwise communicate with you in the event of any such change.

The Board of Directors

First Foundation Inc.

July 1, 2015

Page Two

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

/s/ Stradling Yocca Carlson & Rauth, P.C.

STRADLING YOCCA CARLSON & RAUTH, P.C.